Exhibit 32.1

CERTIFICATION OF THE AMENDMENT TO PERIODIC FINANCIAL REPORTS PURSUANT TO 18 U.S.C. §1350

The undersigned hereby certifies that he is the duly appointed and acting Principal Executive Officer of Foley Trasimene Acquisition Corp., a Delaware corporation (the “Company”), and hereby further certifies as follows.

1.	The amendment to the periodic report containing financial statements to which this certificate is an exhibit fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934.

2.	The information contained in the amendment to the periodic report to which this certificate is an exhibit fairly presents, in all material respects, the financial condition and results of operations of the Company.

In witness whereof, the undersigned has executed and delivered this certificate as of the date set forth opposite his signature below.

Date: April 28, 2021

By:	/s/ Richard N. Massey
Richard N. Massey
Chief Executive Officer